As filed with the Securities and Exchange Commission on October 30, 2020

Registration No. 333-214072

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Advanced Disposal Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	90-0875845 (IRS Employer Identification No.)

90 Fort Wade Road Ponte Vedra, Florida (Address of principal executive offices)	32081 (Zip Code)

Advanced Disposal Waste Holdings Corp. 2012 Stock Incentive Plan

Advanced Disposal Services, Inc. 2016 Omnibus Equity Plan

(Full title of the plan)

Michael K. Slattery, Esq.

General Counsel

Advanced Disposal Services, Inc.

90 Fort Wade Road

Ponte Vedra, Florida 32081
(Name and address of agent for service)

(904) 737-7900
(Telephone number, including area code, of agent for service)

With a copy to:

Gillian Emmett Moldowan, Esq.

Shearman & Sterling LLP

599 Lexington Avenue, New York, NY 10022

(212) 848-5356 (Telephone)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Advanced Disposal Services, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Registrant on October 12, 2016 (File No. 333-214072) registering 9,646,337 shares of common stock, $0.01 par value, of the Registrant (“Common Stock”), of which 4,616,337 shares of Common Stock were under the Advanced Disposal Services, Inc. 2012 Stock Incentive Plan (the “2012 Plan”) and 5,030,000 shares of Common Stock were under the Advanced Disposal Services, Inc. 2016 Omnibus Equity Plan (the “2016 Plan”), in order to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement.

Effective as of October 30, 2020, as contemplated by the Agreement and Plan of Merger, by and among the Registrant, Waste Management, Inc. and Everglades Merger Sub Inc., dated as of April 14, 2019, as amended by that certain Amendment No. 1, dated as of June 24, 2020 (as amended by Amendment No. 1, the “Merger Agreement”), Everglades Merger Sub Inc. merged with and into the Registrant, with the Registrant surviving as a non-publicly traded, wholly owned indirect subsidiary of Waste Management, Inc. (such transaction, the “Merger”). As a result of the Merger, each outstanding share of Common Stock underlying awards granted under the 2012 Plan and the 2016 Plan was automatically converted into the right to receive the merger consideration in the manner described in the Merger Agreement.

In connection with the Merger, the Registrant has terminated any and all offerings of Common Stock pursuant to the Registration Statement and will no longer be issuing securities under either the 2012 Plan or 2016 Plan. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, all shares of Common Stock registered under the Registration Statement that were registered for issuance but remain unsold as of the effectiveness of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 30, 2020.

ADVANCED DISPOSAL SERVICES, INC.

By:	/s/ Courtney A. Tippy
Name: Courtney A. Tippy
Title: Vice President and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.